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                                                                    EXHIBIT 99.1


[SCHAWK LOGO]


AT SCHAWK, INC.:                   AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                 KRISTINE WALCZAK
SR. VP AND CFO                     312-726-3600
847-827-9494                       kwalczak@dresnerco.com
jpatterson@schawk.com

                     SCHAWK, INC. ANNOUNCES IMPROVED OUTLOOK
                         FOR THIRD QUARTER AND FULL YEAR

          o Net sales and earnings expected to be a record for third-quarter and nine-month year-to-date periods
          o Increased sales from acquisitions, new account wins and increased business with existing accounts
          o Earnings per share for the quarter estimated at a record $0.26 to $0.28 per fully diluted share

DES PLAINES, IL, SEPTEMBER 17, 2004--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphics services to the consumer products industry, today announced that, based on preliminary results, it anticipates significantly improved results for the third quarter and full year 2004 as compared to previous period results.

THIRD QUARTER 2004 OUTLOOK
Commenting on the preliminary results from the quarter, President and Chief Executive Officer David A. Schawk noted, "We expect to announce record results in net sales and profits for the three-month and nine-month periods ended September 30 when we report final results on Tuesday, October 26. Net sales for the third quarter are anticipated to be in the range of $59 to $61 million, and our earnings per share are anticipated to be in the range of $0.26 to $0.28 cents per fully diluted share."

As points of reference, in the prior-year third quarter, net sales were $50.5 million and earnings per share were $0.20 per fully diluted share.

Mr. Schawk continued, "This is the second consecutive quarter in which we have made an early announcement of improved results. The upward trend in sales that began in March continues to drive strong sales for Schawk. Our ability to help our existing clients quickly bring their new products to market has enabled them to capitalize on rapidly changing consumer and retailer demands. In addition, our three acquisitions at year-end 2003 also contributed to increased sales during the quarter. Finally, a number of new client wins over the past several months has started to make a significant impact on revenues, as these accounts utilize Schawk's broad array of services."



                                     -more-

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Schawk Inc. Q3 2004 Preliminary Results
Add 1


FULL YEAR 2004 OUTLOOK
"Based on current trends," Mr. Schawk said, "we expect net sales for the full year of 2004 of $230 million, compared to $201 million in 2003, and earnings per share for the period in the range of $0.90 to $0.94 per share, compared to $0.78 reported in 2003.

"We continue to see verification that we have properly positioned ourselves to meet the changing needs of our clients, and we are encouraged by the strong preliminary results from the third quarter and first nine months of 2004."

EARNINGS RELEASE, CONFERENCE CALL AND WEBCAST
Schawk Inc. will release third-quarter 2004 financial results on Tuesday, October 26 before the market opens.

Schawk has also scheduled its conference call for Tuesday, October 26, 2004, at 9:30 a.m. central time. Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and COO, and James J. Patterson, senior vice president and CFO. Details on the conference call will be forthcoming.

Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement our restructuring plan, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

     For more information about Schawk, visit our website at www.schawk.com.


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